EXHIBIT 5
                                    ---------

                     [OGDEN MURPHY WALLACE, PLLC LETTERHEAD]


July  9,  2001


QuadraComm,  Inc.
8019 North Himes Avenue, Suite 310
Tampa,  Florida,  33614
Attn:  Board  of  Directors

Re:     Registration  Statement  on  Form  S-8  of  QuadraComm,  Inc.;
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        QuadraComm,  Inc.  2001  Stock  Option  /  Performance  Stock  Plan

Ladies  and  Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by you on July 9, 2001, and to be filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of Ten Million
(10,000,000) shares of your common stock, par value of $.001 per share (the "Common Stock"), which will be issuable under the QuadraComm, Inc. 2001 Stock Option / Performance Stock Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very  truly  yours,

OGDEN  MURPHY  WALLACE,  P.L.L.C.

/s/  James  L.  Vandeberg

James  L.  Vandeberg


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